Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Jim Duemey	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5373	(614) 917-5497

State Auto Financial Reports Fourth Quarter 2008 Results

•	Quarterly loss of $0.02 per share

•	Quarterly GAAP combined ratio of 96.0

•	Return on equity of negative 3.7%

•	Book value per share of $19.23

Columbus, Ohio (February 17, 2009) – State Auto Financial Corporation (NASDAQ: STFC) today reported a fourth quarter 2008 net loss of $0.6 million, or $0.02 per diluted share, versus net income of $41.7 million or $1.01 per diluted share for the fourth quarter of 2007. Net income from operations* per diluted share for the fourth quarter 2008 was $0.53, versus $0.99 for the same 2007 period.

STFC’s GAAP combined ratio for the quarter was 96.0 versus 85.2 for the fourth quarter of 2007. Catastrophe losses, including favorable prior accident period development, reduced the loss ratio by 3.7 points or $10.4 million during the fourth quarter this year, compared to a reduction of 2.3 points or $5.9 million for 2007. Net written premiums increased 16.1% for the quarter, including the impact of previously announced reinsurance pooling changes.

For the year 2008, STFC had a net loss of $31.1 million, or $0.78 per diluted share, compared to income of $119.1 million or $2.86 per diluted share for 2007. The GAAP combined ratio for 2008 was 109.8, as compared to 92.8 for 2007. Catastrophe losses, including favorable prior accident years’ development, increased the loss ratio by 13.9 points or $156.1 million during the year, compared to an increase of 3.7 points or $37.1 million for the same period in 2007. Non-catastrophe favorable reserve development reduced the loss ratio by 1.9 points or $20.9 million, compared to a reduction of 5.0 points or $50.1 million for the same period in 2007. Net written premiums increased 12.9% for the year, including reinsurance pooling changes. STFC’s book value per share decreased 16.8% during the year to $19.23 per share as of December 31, 2008. Return on stockholders’ equity for the twelve months ended December 31, 2008 was negative 3.7% compared to 13.5% for the twelve months ended December 31, 2007.

“STFC’s strong fourth quarter sales and overall profitable underwriting results were not enough to compensate for the turmoil in the world’s financial markets. Revenue and earnings were significantly impacted by a non-cash write down charge of $29.7 million within our investment portfolio. Nonetheless, our portfolio fared well relative to market indices and our fixed maturities improved in value. New catastrophe activity in the quarter accounted for only $0.6 million or 0.2 points to our loss ratio,” said STFC Chairman, President and CEO Bob Restrepo.

“Coming out of 2008 we have reason to be optimistic, notwithstanding the challenging competitive and economic climate. Despite record catastrophe losses in the first three quarters, a prolonged soft business insurance market and a sharp decline in the financial markets, STFC produced an underwriting profit in the fourth quarter and continued to grow. CustomFitSM, State Auto’s popular personal auto product, continues to earn greater market traction and our new technology has been enthusiastically embraced by our agents. Our pricing technology is becoming state of the art for both personal and commercial lines and is a key to generating profitable business in all of our markets. Going into 2009 we have a superior financial strength rating, high quality investment portfolio and plenty of capital and liquidity,” said Restrepo.

“We are also making changes to our field structure and business processes that will help us realize our goal of reducing our combined ratio by as much as four points in the next three years while securing our position as the independent agents’ company of choice. Several one-time major expenses in the fourth quarter reflect that investment,” added Restrepo.

STFC did not repurchase any shares during the fourth quarter of 2008. Inception to date the company has repurchased 2,028,116 shares under the previously announced program that authorized purchasing up to 4.0 million common shares through Dec. 31, 2009.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

*Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to a loss of $0.55 per diluted share for the 2008 fourth quarter and a loss of $0.61 for the year 2008, versus income of $0.02 and $0.19, respectively for the same 2007 periods.

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STFC has scheduled a conference call with interested investors for Tuesday, February 17, 10:00 a.m. Eastern time to discuss the company’s fourth quarter 2008 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, February 17, by calling 1-888-566-0689. Supplemental schedules detailing the company’s fourth quarter 2008 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended December 31	Year Ended December 31
(In millions, except per share amounts)	2008	2007	2008	2007
Net premiums written	$281.2	$242.3	$1,204.9	(B)	$1,019.8

Earned premiums	285.0	254.3	1,126.0	1,011.6
Net investment income	19.7	21.7	87.4	84.7
Net realized gain (loss) on investments	(32.7)	1.0	(36.4)	12.1
Other income	1.3	1.3	4.9	5.0

Total revenue	273.3	278.3	1,181.9	1,113.4

Income (loss) before federal income taxes	(5.7)	57.0	(75.1)	155.3

Federal income tax expense (benefit)	(5.1)	15.3	(44.0)	36.2

Net income (loss)	$(0.6)	$41.7	$(31.1)	$119.1

Earnings (loss) per share:
- basic	$(0.02)	$1.02	$(0.78)	$2.90
- diluted	$(0.02)	$1.01	$(0.78)	$2.86

Earnings (loss) per share from operations (A):
- basic	$0.53	$1.00	$(0.17)	$2.71
- diluted	$0.53	$0.99	$(0.17)	$2.67

Weighted average shares outstanding:
- basic	39.5	40.8	39.7	41.0
- diluted	39.5	41.3	39.7	41.6

Book value per share	$19.23	$23.10

Dividends paid per share	$0.15	$0.15	$0.60	$0.50

Total shares outstanding	39.6	40.5

GAAP ratios:
Loss and LAE ratio	57.8	48.3	75.2	58.4
Expense ratio	38.2	36.9	34.6	34.4

Combined ratio	96.0	85.2	109.8	92.8

Reconciliation of non-GAAP financial measure:
(A) Net income (loss) from operations:
Net income (loss)	$(0.6)	$41.7	$(31.1)	$119.1
Less net realized gain (loss) on investments, less applicable federal income taxes	(21.7)	0.7	(24.1)	7.9

Net income (loss) from operations	$21.1	$41.0	$(7.0)	$111.2

(B)

Net premiums written for the year ended December 31, 2008, includes $53.6 million of unearned premiums transferred to STFC in connection with the addition of The Patrons Group, Beacon National and SAMMI to the State Auto Pool, effective January 1, 2008.